Exhibit 33.1

John Deere Capital Corporation’s Report on Assessment of Compliance with

SEC Regulation AB Servicing Criteria

The undersigned has caused an assessment to be made of John Deere Capital Corporation and its subsidiaries’ compliance with the servicing criteria set forth in Regulation AB.

John Deere Capital Corporation (the “Asserting Party”) is responsible for assessing compliance as of October 31, 2014 and for the period ending October 31, 2014 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations, except for those portions of criteria 229.1122(d)(1)(iii) pertaining to maintaining a back-up servicer, (d)(1)(iv) requirements of a fidelity bond and errors and omissions insurance, (d)(2)(vi) safeguarding of checks, (d)(2)(ii) and (d)(3)(ii) – (iii) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function),and (d)(4)(ix) – (xiii) and (xv), which the Asserting Party has concluded are not applicable to the servicing activities it and its subsidiaries perform with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).  The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as servicer and any of its subsidiaries served as sub-servicer that are backed by the same asset type backing the asset backed securities that were completed after January 1, 2006 (being the John Deere Owner Trust 2012 securities issued March 1, 2012, the John Deere Owner Trust 2012-B securities issued September 5, 2012, the John Deere Owner Trust 2013 securities issued April 10, 2013, the John Deere Owner Trust 2013-B securities issued September 4, 2013, the John Deere Owner Trust 2014 securities issued April 9, 2014 and the John Deere Owner Trust 2014-B securities issued September 3, 2014) and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its and its subsidiaries’ compliance with the Applicable Servicing Criteria as of October 31, 2014 and for the period November 1, 2013 to October 31, 2014 and has concluded that the Asserting Party and its subsidiaries have complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned’s assessment of compliance with the Applicable Servicing Criteria as of October 31, 2014, and for the Reporting Period as set forth in this assessment.

John Deere Capital Corporation

Date: January 12, 2015	By:	/s/ Michael J. Mack
Michael J. Mack
President